UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report: October 6, 2006

(Date of earliest event reported)

Morgans Hotel Group Co.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

000-51802	16-1736884
(Commission File Number)	(IRS Employer Identification No.)

475 Tenth Avenue
New York, NY	10018
(Address of Principal Executive Offices)	(Zip Code)

(212) 277-4100

(Registrant’s Telephone Number, Including Area Code)

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01                                       Entry into a Material Definitive Agreement

ITEM 1.02                                       Termination of a Material Definitive Agreement

ITEM 2.03                                       Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a

Registrant

New Revolving Credit Agreement

On October 6, 2006, Morgans Hotel Group Co. (the “Company”) and certain of its subsidiaries, including Morgans Group LLC (the “Borrower”) and Beach Hotel Associates LLC (the “Florida Borrower”), as borrowers, entered into a revolving credit facility in the initial amount of $225 million, which includes a $50 million letter of credit sub-facility and a $25 million swingline subfacility (the “New Revolving Credit Agreement”), with Wachovia Capital Markets, LLC and Citigroup Global Markets Inc. as joint lead arrangers and joint bookrunners, Wachovia Bank, National Association, as agent (the “Agent”), Citigroup Global Markets, Inc., as syndication agent, and the financial institutions party to the New Revolving Credit Agreement.  The amount available from time to time under the New Revolving Credit Agreement is also conditioned upon the amount of an available borrowing base calculated by reference to collateral described below.  Initially, the available borrowing base is capped at approximately $64 million, but that amount may be increased up to $225 million at the Borrower’s option by increasing the amount of the mortgage on Delano granted by the Florida Borrower and upon payment of the related additional recording tax.  The available borrowing base as of the closing date (assuming an increase in the Delano mortgage and payment of the related additional recording tax) would be approximately $190 million.  That availability may also be increased through procedures specified in the New Revolving Credit Agreement for adding property to the borrowing base and for revaluation of the property that constitutes the borrowing base.

The commitments under the New Revolving Credit Agreement terminate on October 5, 2011, at which time all outstanding amounts under the New Revolving Credit Agreement will be due and payable. There are no loans currently outstanding under the New Revolving Credit Agreement. Morgans Group LLC, as borrower, may, at its option, with the prior consent of the Agent and subject to customary conditions, request an increase in the aggregate commitment under the New Revolving Credit Agreement to up to $350 million.

The interest rate per annum applicable to loans under the New Revolving Credit Agreement is a fluctuating rate of interest measured by reference to, at the Company’s election, either LIBOR or a base rate, plus a borrowing margin. LIBOR loans have a borrowing margin of 1.35% to 1.90% determined based on the Borrower’s total leverage ratio (with an initial borrowing margin of 1.35%) and base rate loans have a borrowing margin of 0.35% to 0.90% determined based on the Borrower’s total leverage ratio (with an initial borrowing margin of 0.35%).  The New Revolving Credit Agreement also provides for the payment of a quarterly unused facility fee equal to the average daily unused amount for each quarter multiplied by 0.25%.

The New Revolving Credit Agreement requires the Borrower to maintain for each four-quarter period a total leverage ratio (total indebtedness to consolidated EBITDA) of no more than (1) 8.0 to 1.0 at any time prior to January 1, 2008, (2) 7.0 to 1.0 at any time during 2008, and (3) 6.0 to 1.0 at any time after December 31, 2008, and a fixed charge coverage ratio (consolidated EBITDA to fixed charges) of no less than 1.75 to 1.00 at all times.  The New Revolving Credit Agreement contains negative covenants, subject in each case to certain exceptions, restricting incurrence of indebtedness, incurrence of liens, fundamental changes, acquisitions and investments, asset sales, transactions with affiliates and restricted payments, including, among others, a covenant prohibiting the Company from paying cash dividends on its common stock.

The New Revolving Credit Agreement provides for customary events of default, including failure to pay principal or interest when due, failure to comply with covenants, any representation proving to be incorrect, defaults relating to other indebtedness of at least $10,000,000 in the aggregate, certain insolvency and receivership events affecting the Company or its subsidiaries, judgments in excess of $5,000,000 in the aggregate being rendered against the Company or its subsidiaries, the acquisition by any person of 40% or more of any outstanding class of capital stock having ordinary voting power in the election of directors of the Company, and the incurrence of certain ERISA liabilities in excess of $5,000,000 in the aggregate.

In the event of a default by the Company, the Agent may, and at the direction of the requisite number of lenders will, terminate the lenders’ commitments to make loans under the New Revolving Credit Agreement, declare the obligations under the New Revolving Credit Agreement immediately due and payable and enforce any and all rights of the lenders or the Agent under the New Revolving Credit Agreement and related documents. For certain events of default related to insolvency and receivership, the commitments of the lenders are automatically terminated and all outstanding obligations become immediately due and payable.

Obligations under the New Revolving Credit Agreement are secured by, among other collateral, a mortgage on Delano and the pledge of equity interests in the Borrower and certain subsidiaries of the Borrower, including the owners of Delano, Morgans and Royalton, as well as a security interest in other significant personal property (including trademarks and other intellectual property, reserves and deposits) relating to those hotels.

The New Revolving Credit Agreement is available on a revolving basis for general corporate purposes, including acquisitions.

New Mortgages

On October 6, 2006, subsidiaries of the Company entered into new mortgage financings with Wachovia Bank, National Association, as lender, consisting of two separate mortgage loans and a mezzanine loan, in the following amounts: (1) a $217 million first mortgage note secured by Hudson, (2) a $32.5 million mezzanine loan secured by a pledge of the equity interests in the Company’s subsidiary owning Hudson, and (3) a $120.5 million first mortgage note secured by Mondrian (collectively, the “New Mortgages”).

The New Mortgages bear interest at a blended rate of 30-day LIBOR plus 125 basis points. The New Mortgages mature on July 15, 2010.  The Company has the option of extending the maturity date of the New Mortgages to October 15, 2011.  The Company  maintains an interest rate cap for the amount of the New Mortgages and has entered into forward starting swaps that will effectively fix the LIBOR rate on the debt under the New Mortgages at approximately 5.0% through the maturity date.

The prepayment clause in the New Mortgages permits us to prepay the New Mortgages in whole or in part on any business day, along with a spread maintenance premium (equal to the amount of the prepayment multiplied by the applicable LIBOR margin multiplied by the ratio of the number of months between the prepayment date and October 31, 2007 divided by 12).

The New Mortgages prohibit the incurrence of additional debt on Hudson and Mondrian.

The New Mortgages require the Company’s subsidiary borrowers to fund reserve accounts to cover monthly debt service payments. Those subsidiary borrowers are also required to fund reserves for property, sales and occupancy taxes, insurance premiums, capital expenditures and the operation and maintenance of those hotels. Reserves are deposited into restricted cash accounts and are released as certain conditions are met. The Company’s subsidiary borrowers are not permitted to have any liabilities other than certain ordinary trade payables, purchase money indebtedness and capital lease obligations. Furthermore, the subsidiary borrowers are not permitted to incur additional mortgage debt or partnership interest debt. In addition, the New Mortgages do not permit (1) transfers of more than 49% of the interests in the subsidiary borrowers, Morgans Group LLC or the Company or (2) a change in control of the subsidiary borrowers or in respect of Morgans Group LLC or the Company itself without, in each case, complying with various conditions or obtaining the prior written consent of the lender.

The New Mortgages provide for events of default customary in mortgage financings, including, among others, failure to pay principal or interest when due, failure to comply with certain covenants, certain insolvency and receivership events affecting the subsidiary borrowers, Morgans Group LLC or the Company, and breach of the encumbrance and transfer provisions.  In the event of a default under the New Mortgages, the lender’s recourse is limited to the mortgaged property, unless the event of default results from an insolvency, a voluntary bankruptcy filing or a breach of the encumbrance and transfer provisions, in which event the lender may also pursue remedies against Morgans Group LLC.

Repayment of Outstanding Term Loan, Mortgage Debt and Termination of Previous Revolving Credit Facility

Proceeds from the New Mortgages were applied to (1) repay $285 million of outstanding mortgage debt under the Company’s 5 Hotel Debt described in the

Company’s Annual Report on Form 10-K for the year ended December 31, 2005 (the “Form 10-K”), (2) repay $80 million of indebtedness under a term loan described in the Form 10-K (the “Term Loan”), and (3) pay fees and expenses in connection with the financings.

After repayment of the mortgage debt under the Company’s 5 Hotel Debt and the Term Loan, each of those facilities was terminated.  Also on October 6, 2006, the Company terminated its three-year revolving credit facility of $125 million which was entered into concurrently with the Company’s initial public offering in February 2006 (the “Previous Credit Facility”), which Previous Credit Facility did not have any amounts outstanding at the time of its termination.

The Term Loan was unconditionally guaranteed by three direct or indirect wholly-owned subsidiaries of Morgans Group LLC and Morgans Group LLC.  The Previous Credit Facility was unconditionally guaranteed by Morgans Hotel Group Co., three direct or indirect wholly-owned subsidiaries of Morgans Group LLC and Morgans Hotel Group Management LLC.

The interest rate per annum applicable to the Term Loan at the time of termination was LIBOR plus 3.50%. The interest rate per annum applicable to the Previous Credit Facility at the time of termination was LIBOR plus 2.75%.

The Term Loan and the Previous Credit Facility required the Company to maintain for each four-quarter period an adjusted debt to adjusted EBITDA ratio of no more than 6.5 to 1.0, an adjusted EBITDA to fixed charges ratio of no less than 2.0 to 1.0, and a senior secured indebtedness to adjusted EBITDA ratio of not more than 5.0 to 1.0. The Term Loan and the Previous Credit Facility contained a covenant prohibiting the Company from paying dividends on the Company’s common stock.

Certain of the lenders, agents and other parties to the New Revolving Credit Agreement and the New Mortgages, and their affiliates, have in the past provided, and may in the future provide, investment banking, underwriting, lending, commercial banking and other advisory services to the Company and its subsidiaries. Such lenders, agents and other parties have received, and may in the future receive, customary compensation from the Company and its subsidiaries for such services.

The foregoing description of the New Revolving Credit Agreement, the New Mortgages and related matters is qualified in its entirety by reference to the New Revolving Credit Agreement and the New Mortgages, which are filed as Exhibits 10.1, 10.2, 10.3 and 10.4 hereto and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(a)	None

(b)	None

(c)	None

(d)

Exhibit 10.1: Agreement of Consolidation and Modification of Mortgage, Security Agreement, Assignment of Rents and Fixture Filing, dated October 6, 2006, between Henry Hudson Holdings LLC, as Borrower, and Wachovia Bank, National Association, as Lender

Exhibit 10.2: Loan and Security Agreement, dated as of October 6, 2006, between Henry Hudson Senior Mezz LLC and Wachovia Bank, National Association

Exhibit 10.3: Deed of Trust, Security Agreement, Assignment of Rents and Fixture Filing, dated October 6, 2006, between Mondrian Holdings LLC, as Borrower, and First American Title Insurance Company, as Trustee for the benefit of Wachovia Bank, National Association, as Lender

Exhibit 10.4: Credit Agreement, dated as of October 6, 2006, by and among Morgans Group LLC, as Borrower, Beach Hotel Associates LLC, as Florida Borrower, Morgans Hotel Group Co., Wachovia Capital Markets, LLC, and Citigroup Global Markets Inc., as Joint Lead Arrangers and Joint Book Runners, Wachovia Bank, National Association, as Administrative Agent, Citigroup Global Markets Inc., as Syndication Agent, and the Financial Institutions Initially Signatory Thereto and their Assignees Pursuant to Section 13.5 Thereto, as Lenders

Exhibit No.	Exhibit Description

10.1

Agreement of Consolidation and Modification of Mortgage, Security Agreement, Assignment of Rents and Fixture Filing, dated October 6, 2006, between Henry Hudson Holdings LLC, as Borrower, and Wachovia Bank, National Association, as Lender

10.2	Loan and Security Agreement, dated as of October 6, 2006, between Henry Hudson Senior Mezz LLC and Wachovia Bank, National Association
10.3

Deed of Trust, Security Agreement, Assignment of Rents and Fixture Filing, dated October 6, 2006, between Mondrian Holdings LLC, as Borrower, and First American Title Insurance Company, as Trustee for the benefit of Wachovia Bank, National Association, as Lender

10.4

Credit Agreement, dated as of October 6, 2006, by and among Morgans Group LLC, as Borrower, Beach Hotel Associates LLC, as Florida Borrower, Morgans Hotel Group Co., Wachovia Capital Markets, LLC, and Citigroup Global Markets Inc., as Joint Lead Arrangers and Joint Book Runners, Wachovia Bank, National Association, as Administrative Agent, Citigroup Global Markets Inc., as Syndication Agent, and the Financial Institutions Initially Signatory Thereto and their Assignees Pursuant to Section 13.5 Thereto, as Lenders

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MORGANS HOTEL GROUP CO.

Date: October 13, 2006	By:	/s/ Richard Szymanski
Richard Szymanski
Chief Financial Officer